January 25, 1995

Westwood One, Inc
9540 Washington Boulevard
Culver City, California 90232


Gentlemen:

I have acted as counsel to Westwood One, Inc. (the "Company") in connection with the grant by the Company of options to purchase 525,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, pursuant to Section 5. of the Employment Agreement, dated December 1, 1986, between Company and Norman J. Pattiz. Such shares are being registered under the Securities Act of 1933 in a Registration Statement on Form S-8 (the "Registration Statement"). In that capacity, I am familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

Based on the foregoing and such other examination of law and fact as I have deemed necessary, I am of the opinion that the Shares are legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Eric R. Weiss

Eric R. Weiss












                            Exhibit 5

               CONSENT OF INDEPENDENT ACCOUNTANTS


February 6, 1995


To the Board of Directors of
Westwood One, Inc.


We agree to the incorporation by reference in the Registration Statement on Form S-8 of Westwood One, Inc. of our report dated, February 1, 1994, appearing on page F-2 of the Company's Annual Report on Form 10K for the fiscal year ended November 30, 1993.




/s/ Price Waterhouse LLP
Price Waterhouse LLP
Century City, California































                          Exhibit 23.2
                           Page 2 of 2